EXHIBIT 21.1

Subsidiaries/Investments of Hughes Network Systems, LLC

Subsidiary Name	Investment %
HNS Finance Corp (US-De)	100%
HNS License Sub, LLC (US-De)	100%
HNS Real Estate, LLC (US-De)	100%
Hughes Network Systems International Service Company (US-De)	100%
HNS-India VSAT, Inc. (US-De)	100%
HNS-Shanghai, lnc. (US-De)	100%
Chinacast Communications Holding, Ltd. (BVI)	14.25%
HNS Participacoes e Empreendimentos Ltda. (Brazil)	100%
HNS Americas Comunicacoes Ltda. (Brazil)	100%
Hughes Telecomunicacoes do Brasil Ltda. (Brazil)	99.99%
Hughes Network Systems (Beijing) Co. Ltd (China)	100%
Shanghai Hughes Network Systems (China)	51%
Hughes Network Systems Europe Limited (UK)	100%
Hughes Network Systems Limited (UK)	100%
HNS License Sub Ltd (UK)	100%
Hatwave Hellenic American Telecommunications Wave Ltd (Cyprus)	13.7%
Hughes Network Systems S.r.L. (Italy)	100%
Hughes Network Systems GmbH (Germany)	100%
Hughes Network Systems Ltd (Hong Kong)	100%
Escorts Motors Limited (India)	49%
Hughes Communications India Limited (India)	60%
Hughes Network Systems India Limited (India)	99.99%
PT Hughes Network Systems Indonesia (Indonesia)	100%
HNS Mauritius Ltd (Mauritius)	100%
HNS de Mexico S.A. de C.V. (Mexico)	100%
Ceycom Global Communications (Sri Lanka)	24.42%
One Touch Systems, Inc. (US-Ca)	37.2%
Ukrainian Wave Ltd (Ukraine)	6.69%